Exhibit 99.1
TED T. AWERKAMP TO BE NAMED PRESIDENT AND CEO
OF MERCANTILE BANCORP
• Awerkamp to Assume New Role Effective March 1, 2007
• Current CEO Dan S. Dugan to Remain Chairman
Quincy, IL, September 21, 2006 — Mercantile Bancorp Inc. (Amex: MBR) reported today that Ted T. Awerkamp has been named by the company’s Board of Directors to succeed Dan S. Dugan as president and chief executive officer. Awerkamp currently holds the position of Vice President and Secretary of Mercantile Bancorp. He also serves as President of the company’s flagship bank, Mercantile Trust & Savings Bank. He will assume his new responsibilities when Dugan steps down on March 1 of next year.
Dugan will retire as President and CEO, positions he has held since the holding company structure was formed in 1983, effective March 1, 2007 and will remain Chairman of the Board, continuing to contribute his extensive knowledge and experience in community banking to Mercantile’s pursuit of further growth, the company said.
Awerkamp, 49, brings to his new position a broad range of experience in community banking. He was Executive Vice President and Chief Operating Officer of Mercantile Trust & Savings Bank from 1993 to 2005. He has been a Director of Mercantile Trust & Savings Bank since 1994. He simultaneously has served as a Director, Vice President and Secretary of Mercantile Bancorp since 1994. From 1988 to 1992 he was President of Mercantile Bancorp’s subsidiary, Security State Bank of Hamilton, IL. Earlier in his career he spent two years as a bank examiner for the State of Illinois.
Awerkamp holds a degree in business from Western Illinois University. He has also completed extensive graduate level work specializing in banking.
“I am honored that the board has given me the opportunity to help guide Mercantile Bancorp to even greater success,” Awerkamp said. “There are tremendous opportunities available for Mercantile to achieve further profitable growth. We intend to pursue them vigorously. However, we will also remain true to the values that have brought us to this point. I believe strongly that understanding each of our markets and a strong commitment to customer service will serve us as well now as when the roots of our organization were established 100 years ago.”
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 5 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 7 community banks in Missouri, Georgia, Florida and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.